Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Motus GI Holdings, Inc. on Form S-8 to be filed on or about March 26, 2019 of our report dated March 26, 2019, on our audit of the consolidated financial statements as of December 31, 2018 and for year then ended, which report is included in the Annual Report on Form 10-K filed March 26, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP
EISNERAMPER LLP
Philadelphia, Pennsylvania
March 26, 2019